EXHIBIT 10.21

AGREEMENT

   Port De Ostia, Inc...

THIS AGREEMENT is signed the 05th day of September, 2011, having effected date of July 24th 2011 by and between Alabama Toll Facilities, Inc. hereinafter referred to as ATFI (Developer) (THE FIRST PARTY) AND Global transportation & Infrastructure, Inc. a WHOLEY OWNED SUBSIDERY OF Ameri Metro, Inc. Or its assign,  hereinafter referred to as “AM;” (THE SECOND  PARTY )of 3501 concord road suite 100 York, Pennsylvania 17402, and Port De Ostia, Inc.., Or its assign, of c/o ISO, 3500 South DuPont Highway, Dover, Delaware 19901, hereinafter referred to as “Claudius.”(THE THIRED PARTY) and Hi Speed Rail facilities provider Inc. of P.O. BOX.124 Red Lion Pennsylvania hereinafter referred to as Financier (THE FOUTH PARTY)

WHEREAS, ATFI has secured by certain Joint Resolutions enacted by the House and Senate of the Alabama Legislature, a project consisting of the financing, construction and operation of a four-lane toll bridge and highway running from a point south of Huntsville International Airport, crossing the Tennessee River and continuing approximately 41 miles to the City of Cullman, Alabama, and continuing in a north-south corridor running east of Tuscaloosa, Alabama, and extending to the southernmost portion of the State of Alabama at Orange Beach, extending a total of 357 miles, and it intends to secure land for ancillary development to sport the development of toll road .hereinafter referred to as “the Project;” and

WHEREAS, ATFI has assigned to THE SECOND PARTY or has acquired or will acquire from the developers (THE FIRST PARTY)

Of said project, all rights, title, work product and interest in and to the development and construction of the Project; and

WHEREAS, (THE SECOND PARTY)

AM, having the authority to do so, desires to assign to Claudius certain of the said rights and responsibilities related to the Project.

NOW THEREFORE, in consideration of the payment from AM to Claudius agent’s see (INVOCE #259512  ) EHBIT “C 2PAGES”the sum of four Hundred forty nine Dollars ($449.00) cash, and the transfer on to AMERI METRO, INC’s of Twenty five percent (25%) non dueled ownership interest of Claudius, payable upon up on signing of this agreement, together with the further consideration of the promises and covenants contained herein to be performed by the parties, and with the intention to be bound legally hereby, it is agreed as follows:

1.

AMERI METRO,INC’s grants all Concession  to be the developer and to be the operate of the airfreight terminal rights, and retain AM for the construction of Port of De Claudius per drawing  prepared by  Eastern Development and Design, Inc. and attached herein as EXHBIT “A” highlighted in red  consisting of freight train tracks and depot and road way systems use in common  , aircraft hangers and cargo terminal  consisting of air freight facilities and use of runways and taxi way  in common use and land for successful  operation of the cargo freight airport  consisting of approximately 4000,acarge and AM shall be paid by Claudius the sum equal to One hundred fifty $100,000,000.  Payment is to be made to AM in the following manner:

a.

The sum of Twenty-Five Million Dollars ($25,000.000.00) upon “Ostia.”(THE THIRED PARTY) loan closing  from(THE FOUTH PARTY) Financier

 AM closing, with its first party and with the remainder to be paid for each phase as highlighted in attached AEABIT “B” of the Project in accordance with the pricing structure set forth above and per the attached Exhibit.

b.

Closing shall take place on or before September 5th 2013.

2.

AMERI METRO,INC’s however excepts and reserves unto itself, and does not grant or convey or transfer to “Claudius.”, the right-of-way for and the right to construct any fiber optic lines; any and all utilities whether underground or overhead; any and all outdoor advertisements, signage, travel plazas, natural gas pipelines, distillate pipelines, motels, sewers, power grids, cell phone towers, earth stations, fast food establishments, shops and any other aspect of construction not specifically assigned or granted to Claudius under this Agreement.

3.

Where Claudius is granted the right under all Concession to be the developer and operate the Inland port terminal and other portions of the Project pursuant to Paragraph 1 above, Claudius shall do and perform said development in strict accordance with the plans and specifications to be approved by AMERI METRO, INC’s.  Should Claudius for any reason believe that said plans and specifications contain errors, could benefit from improvements or should be changed for any reason, Claudius shall communicate said information to AMERI METRO,INC’s and shall make no changes or modifications, nor commit or condone any deviations, without strict permission from AMERI METRO,INC’s to do so; and a written addendum setting forth any such modification shall be properly executed and attached as a supplement to the original plans and specifications.

4.

The total face value of the contract for the Project is four Billion Dollars ($4,000,000,000.00), with the construction of the Project to be performed in Phases as set forth in the attached Exhibit, which is incorporated and made part hereof.

Because each phase is subject to changes as to the scope of the service and as to the length and width of the roadway to be constructed, and due to the nature of the development of the Project the parties have agreed that cost of the development paid by Claudius to AMERI METRO, INC’s / GTI shall be at cost plus 30 percent, plus 2 percent over the adjustment for the increase in inflation, but not less than such amount that will result in an profit of $1,200,000,000. Billion. In addition GTI will receive a fee of 2 percent of the funds generated through financing it secures for the project.

5.

Base line of $4,000,000,000.00 construction cost.

6.

 Alabama Toll Road Facility, Inc. and /or Hi Speed Rail facilities provider Inc., the not-for-profit corporation that has been granted tax exempt status under Title 26 U.S.C. § 501(c) (3) for the purpose of constructing the Project, will provide for financing through the floating of a tax-exempt bond or tax able bond issue in accordance Ameri metro registration statement .Proceeds from the bond issue will be used to provide the payment to property owners of record, and to “AM” (THE SECOND PARTY) for its services.

7.

 Payment from Hi Speed Rail facilities provider Inc.’s, bond issues will be paid to “AM” (THE SECOND PARTY) upon Claudius loan closing. Payment disbursement shall be by Financier (THE FOUTH PARTY) to “Claudius” to AM in accordance with a Draw Schedule to be developed at a later date and to be incorporated into this Agreement All of the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, if any, successors, and assigns.

8.

The laws of the Commonwealth of Pennsylvania shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties hereto.

9.

Any controversies arising out of the terms of this Agreement or its interpretation shall be settled in the Commonwealth of Pennsylvania in accordance with the rules of the American Arbitration Association, and the judgment upon award may be entered in any court having jurisdiction thereof.

10.

Waiver by one party hereto of breach of any provision of this Agreement by the other shall not operate or be construed as a continuing waiver.

11.

Claudius  shall not assign any of its rights under this Agreement, or delegate the performance of any of its duties hereunder, without the prior written consent of AMERI METRO,INC’s,  Claudius shall not be permitted to perform all aspects of the construction of the project through contractors and subcontractors of its choice, in its sole discretion.  All federal, state and local statutes and regulations shall be complied with by Claudius and any such contractors and subcontractors, and Claudius shall hold harmless and indemnify AMERI METRO, INC’s against any claims or loss resulting from any violation.

12.

Any and all notices, demands, or other communications required or desired to be given hereunder by any party shall be in writing and shall be validly given or made to another party if personally served, or if deposited  in the United States mail, certified or registered, postage prepaid, return receipt requested.  If such notice or demand is served personally, notice shall be deemed constructively made at the time of such personal service.  If such notice, demand or other communication is given by mail, such notice shall be conclusively deemed given five days after deposit thereof in the United States mail addressed to the party to whom such notice, demand or other communication is to be given as follows:

If to AMERI METRO, INC’s:

Shah Mathias, CEO

P.O. Box 125

Red Lion, PA 17356

If to Penndel:

Steven Trout

C/o ISL

3500 South DuPont Highway

Dover, DE 19901

Any party hereto may change its address for purposes of this paragraph by written Notice given to the other in the manner provided above.

13.

No amendment, change or modification of this Agreement shall be valid unless in writing signed by the parties hereto.

14.

This document and any exhibit attached constitute the entire understanding and agreement of the parties, and any and all prior agreements, understandings, and representations are hereby terminated and canceled in their entirety and are of no further force and effect.

15.

If any provision of this Agreement, or any portion thereof, is held to be invalid and unenforceable, then the remainder of this Agreement shall nevertheless remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.  The parties hereto agree that facsimile signatures shall be as effective as if originals.

AMERI METRO, INC.

By:

Shah M. Mathias, CEO

Port De Ostia,, Inc.

By:

        Joseph W. Silbaugh. Sr P of Real Estate/ Director

Hi Speed Rail facilities provider Inc.

By: _______________________________________

       Wayne Block Sr VP/Director

        Above signature are for

               AGREEMENT

                         OF

Port De Ostia, Inc. with Ameri metro

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